Exhibit 5.1

7 February 2025	Our Ref: AB/slh/ V1410-175594

Vertical Aerospace Ltd. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

VERTICAL AEROSPACE LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of:

1.	the following securities in the capital of Vertical Aerospace Ltd. (the "Company"):

(a)	up to 103,809,489 ordinary shares of par value $0.001 per share in the capital of the Company (an "Ordinary Share") held by or to be issued to certain selling securityholders as set out in the Registration Statement (as defined in Schedule 1), comprising:

(i)	44,520,681 Ordinary Shares issued to the holders of the Convertible Senior Secured Notes upon the Partial Conversion of the Convertible Senior Secured Notes (each as defined in the Registration Statement) (the "Issued Note Conversion Shares");

(ii)	37,198,531 Ordinary Shares due to be issued upon conversion of the remaining balance of the Convertible Senior Secured Notes (the "Remaining Note Conversion Shares"); and

(iii)	up to 22,090,277 Ordinary Shares issuable as payment-in-kind interest payable semi-annually under the Convertible Senior Secured Notes through to their maturity (the "PIK Note Conversion Shares" and together with the Remaining Note Conversion Shares, the "Note Conversion Shares"); and

(b)	up to 200,000 Ordinary Shares par value $0.001 per share held by Imagination Aero Investments Limited (“Imagination Aero”) (the “SF Shares”),

(together, the "Resale Securities");

Walkers
190 Elgin Avenue, George Town
Grand Cayman KY1-9001, Cayman Islands
T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com
Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

WALKERS	Page 2

2.	the issuance by the Company of:

(a)	up to 15,000,000 Ordinary Shares issuable by the Company upon the exercise of up to:

(i)	7,500,000 Tranche A Warrants (as defined in the Registration Statement), each exercisable for one Ordinary Share at an exercise price of $6.00 per share; and

(ii)	7,500,000 Tranche B Warrants (as defined in the Registration Statement), each exercisable for one Ordinary Share at an exercise price of $7.50 per share,

in each case that have been registered and remain unsold under the Company's Prior Registration Statements (as defined in the Registration Statement); and

(b)	up to 5,000,000 Ordinary Shares (the "SF Warrant Shares") issuable by the Company upon exercise of 50,000,000 warrants held by Imagination Aero, with ten warrants exercisable for one Ordinary Share at an exercise price of $50.00 per share (the "SF Warrants"),

(together, the "Warrant Shares"),

in each case under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement.

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	The Issued Note Conversion Shares and the SF Shares have been duly authorised by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

3.	The Note Conversion Shares to be issued under the terms of the Indenture (as defined in Schedule 1) have been duly authorised by all necessary corporate action of the Company and upon the issue of such Note Conversion Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Note Conversion Shares have been issued and credited as fully paid), in accordance with the terms of the Indenture and the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement, such Note Conversion Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

WALKERS	Page 3

4.	The Warrant Shares to be issued upon exercise of the Tranche A Warrants, the Tranche B Warrants and/or the SF Warrants (together, the "Warrants") (as applicable) as contemplated by the Warrant Documents or the SF Investment Agreement (as those terms are defined in Schedule 1), as applicable, have been duly authorised by all necessary corporate action of the Company and upon the issue of such Warrant Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Warrant Shares have been issued and credited as fully paid), delivery and exercise of the Warrants in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Warrant Documents or the SF Investment Agreement (as applicable), such Warrant Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All copies are complete and conform to their originals.

2.	The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Note Conversion Shares and the Warrant Shares and the Company will continue to have sufficient authorised and unissued Ordinary Shares to issue the Note Conversion Shares and the Warrant Shares required to be issued under the terms of the Indenture, Warrant Documents and the SF Investment Agreement (as applicable).

3.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

4.	The Company will receive consideration in money or money’s worth for each Ordinary Share issued by the Company when issued at the agreed issue price in accordance with the terms of the Indenture, Warrant Documents and the SF Investment Agreement (as applicable), such price in any event not being less than the stated par or nominal value of each Ordinary Share.

5.	Each of the Documents has been duly authorised (other than by the Company with regard to the laws of the Cayman Islands), executed and delivered by or on behalf of all relevant parties and is legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

WALKERS	Page 4

6.	The choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

7.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.

8.	The Resolutions have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions and any power of attorney given by the Company to execute the Documents will remain in force and effect and have not been and will not be revoked or varied.

9.	All preconditions to the obligations of the parties to the Indenture, the Underwriting Agreement (as defined in Schedule 1), the Warrant Documents and/or the SF Investment Agreement have been or will be satisfied or duly waived prior to the issuance of the Resale Securities and the issue of the Warrant Shares and there will be no breach of the terms of the Indenture, the Underwriting Agreement, the Warrant Documents and/or the SF Investment Agreement (as applicable).

10.	There are no records of the Company (other than the records referred to in Schedule 1), agreements, documents or arrangements other than the documents expressly referred to herein which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

11.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out herein.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

WALKERS	Page 5

Yours faithfully

/s/ Walkers (Cayman) LLP

WalkerS (CAYMAN) LLP

WALKERS	Page 6

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 May 2021, Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands, the Register of Members of the Company provided to us by Continental Stock Transfer & Trust Company and the Fourth Amended and Restated Memorandum and Articles of Association as adopted on 23 December 2024 (the "Memorandum and Articles").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 6 February 2025.

3.	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Court's Office, George Town, Grand Cayman, examined at 9.00 am on 6 February 2025.

4.	A copy of a Certificate of Good Standing dated 6 February 2025 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

5.	A copy of executed written resolutions of the directors of the Company dated 26 October 2021, 19 December 2024, 22 February 2024, 20 January 2025 and 6 February 2025 (together, the "Resolutions").

6.	the Registration Statement on Form F-3 and preliminary prospectus filed on 7 February 2025 by the Company with the United States Securities and Exchange Commission registering the Resale Securities and the Warrant Shares under the Securities Act (as filed, the "Registration Statement");

7.	Copies of the following documents (the "Documents"):

(a)	the indenture dated 16 December 2021 between the Company, the Trustee and the Collateral Agent (as those terms are defined therein) (as amended, modified or supplemented from time to time, the "Indenture");

(b)	the Warrant Agreement dated 23 January 2025 between the Company and Continental Stock Transfer & Trust Company as warrant agent and the warrant certificate constituting the Tranche A Warrants and the Tranche B Warrants (the "Warrant Documents");

(c)	the Underwriting Agreement dated 23 January 2025 between the Company and the underwriters listed therein (the "Underwriting Agreement"); and

(d)	the Investment Agreement dated 22 February 2024 between the Company and Imagination Aero (as amended) and the warrant instrument constituting the SF Warrants (the "SF Investment Agreement").